CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-132079 on Form S-8 of our reports dated May 6, 2008, relating to the financial statements of Focus Media Holding Limited (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement No. 109”, and Statement of Financial Accounting Standards No. 123R “Share-based Payment”), and the effectiveness of Focus Media Holding Limited’s internal control over financial reporting, appearing in the Annual Report on Form 20-F of Focus Media Holding Limited for the year ended December 31, 2007.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
July 2, 2008